UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 9, 2022 (November 9, 2022)

MAIDEN HOLDINGS, LTD.
 (Exact name of registrant as specified in its charter)

Bermuda	001-34042	98-0570192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

94 Pitts Bay Road, Pembroke HM08, Bermuda

(Address of principal executive offices and zip code)

(441) 298-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol(s)	Name of Each Exchange on Which Registered
Common Shares, par value $0.01 per share	MHLD	NASDAQ Capital Market
Series A Preference Shares, par value $0.01 per share	MH.PA	New York Stock Exchange
Series C Preference Shares, par value $0.01 per share	MH.PC	New York Stock Exchange
Series D Preference Shares, par value $0.01 per share	MH.PD	New York Stock Exchange

Item 2.02	Results of Operations and Financial Condition.

On November 9, 2022, the Company issued a press release announcing its results of operations for the three and nine months ended September 30, 2022. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.
 The information contained in this Item 2.02 and in the accompanying exhibit shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that section or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 7.01	Regulation FD.

On November 9, 2022, the Company posted its November 2022 Investor Presentation via its investor relations website at https://www.maiden.bm/investor_relations, which presentation is included as Exhibit 99.3 to this Current Report on Form 8-K.

The information under Item 7.01 and the Investor Presentation included to this Form 8-K as Exhibit 99.3 shall be deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by the Company that the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 8.01	Other Events.

On November 9, 2022, the Company issued a press release announcing its results of operations for the three and nine months ended September 30, 2022 via its investor relations website at https://www.maiden.bm/investor_relations, which press release is included as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibit

Exhibit
No.	Description

99.1	Press Release of Maiden Holdings, Ltd., dated November 9, 2022
99.2	Press Release of Maiden Holdings, Ltd., dated November 9, 2022
99.3	Maiden Holdings, Ltd. Investor Update Presentation, November 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 9, 2022	MAIDEN HOLDINGS, LTD.

		By:	/s/ Lawrence F. Metz
Lawrence F. Metz
President and Co-Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press Release of Maiden Holdings, Ltd., dated November 9, 2022
99.2	Press Release of Maiden Holdings, Ltd., dated November 9, 2022
99.3	Maiden Holdings, Ltd. Investor Update Presentation, November 2022

Exhibit 99.1

PRESS RELEASE
Maiden Holdings, Ltd. Announces
Third Quarter 2022 Financial Results

PEMBROKE, Bermuda, November 9, 2022 - Maiden Holdings, Ltd. (NASDAQ:  MHLD) ("Maiden" or the "Company") today reported a net loss attributable to Maiden common shareholders of $8.2 million or $0.09 per diluted common share for the third quarter of 2022 compared to net income of $2.9 million or $0.03 per diluted common share in the third quarter of 2021.
Non-GAAP operating loss(5) was $21.1 million or $0.24 per diluted common share for the third quarter of 2022 compared to non-GAAP operating loss of $3.1 million or $0.04 per diluted common share for the same period in 2021.
Maiden's book value per common share(1) was $2.38 at September 30, 2022 compared to $2.60 at December 31, 2021. Adjusted for the unamortized deferred gain on ceded retroactive reinsurance of $35.1 million at September 30, 2022, the Company's adjusted book value per common share(2) was $2.79 at September 30, 2022.
Patrick J. Haveron and Lawrence F. Metz, Maiden’s Co-Chief Executive Officers stated, "This morning’s announcement of the planned exchange of our outstanding preference shares for our common shares not only creates value and liquidity for our preference shareholders, it will also be significantly accretive to our book value per common share. The exchange simplifies Maiden’s balance sheet, increases the liquidity in our common shares and expands the capital flexibility for the Company on a longer-term basis. We estimate that completion of the planned exchange will increase our book value by approximately $0.82 per common share in the fourth quarter of 2022, and when factoring in our prior repurchases, our capital management measures over the last two years have added approximately $2.63 in book value per common share. We look forward to completing this transaction in the coming weeks."
Commenting on the third quarter of 2022 financial results, Messrs. Haveron and Metz continued, “Third quarter results were mixed as underwriting losses in our AmTrust Reinsurance segment, including the $3.7 million charge we took to commute our French Hospital Liability reserves with AmTrust, and continued rising interest rates impacted book value per share. Loss development trends during the quarter were less favorable compared to the comparable period in 2021 and our third quarter book value was also hindered by unrealized losses on our fixed income portfolio of $0.17 per common share as interest rates rose sharply during the third quarter. Our alternative asset portfolio has grown by 16.9% during 2022 to date, and while results in this portfolio were less productive than expected in this quarter, we remain comfortable that these will achieve their target returns. Excluding unrealized losses in our hedge fund investments, year-to-date returns in our alternative portfolio stand at 4.7%. We were also able to offset much of this impact on book value through foreign currency gains as the US dollar continued to strengthen, as we maintained net non-US dollar liabilities. In addition, we continued our efficient operating profile and operating expenses were 2.4% lower on a year-over-year basis for the third quarter.”
Messrs. Haveron and Metz added, "With 28.2% of our fixed income investments in floating rate securities, this has also helped mitigate the impact of the rise in interest rates on our financial statements. In the face of the ongoing volatility in financial markets, we have shifted to a more measured pace of deployment of new alternative investment opportunities and believe the repricing of fixed income assets during 2022 affords us the opportunity to focus on income producing, lower risk assets at more attractive yields."

"While no transactions were completed in our Genesis Legacy Solutions ("GLS") unit during the third quarter, we are optimistic about the near-term growth prospects for this platform. Finally, our consolidated balance sheet at September 30, 2022 does not reflect $1.39 in net deferred tax assets which still maintains a full valuation allowance. We believe the necessary performance that will enable us to recognize these tax assets in the future continues to accumulate."
Exchange of Preference Shares for Common Shares
On November 9, 2022, the Company announced its intention to exchange all of the Company’s outstanding 8.25% Non-Cumulative Preference Shares Series A (the “Series A Preference Shares”), 7.125% Non-Cumulative Preference Shares Series C (the “Series C Preference Shares”) and 6.700% Non-Cumulative Preference Shares Series D (the “Series D Preference Shares” and, together with the Series A Preference Shares and the Series C Preference Shares, the “Preference Shares”) for shares of Maiden’s common shares, $0.01 par value per share (the “Common Shares”), subject to the terms of the certificate of designations for each of the Preference Shares, as amended (the “Exchange”). The Exchange requires that the terms of each of the Preference Shares be varied and any such variation will require the affirmative vote of holders of two-thirds of the issued shares of each series of the Preference Shares. Maiden Reinsurance Ltd. (“Maiden Reinsurance”), which currently owns more than 73% of each series of the Preference Shares, has indicated it will consent to the variations for each of the series of Preference Shares in order to effectuate the Exchange. The Company’s board of directors (the “Board”) established a special committee consisting solely of disinterested and independent directors (the “Special Committee”) for the purpose of evaluating and, if appropriate, negotiating and approving potential amendments to the certificates of designations for each series of Preference Shares in order to effectuate the Exchange. Advised by its own financial and legal advisors, the Special Committee unanimously approved an exchange ratio of three Common Shares per Preference Share of each series for record holders of the Preference Shares. The Board has also approved the amendments to the certificates of designations for each series of Preference Shares, and the Exchange. Under the proposed terms of the Exchange, holders of Preference Shares at the time of the Exchange will receive Common Shares having a fair value that meets the “Minimum Price” as determined in accordance with the rules of NASDAQ and as will be described in an information statement that Maiden will file with the Securities and Exchange Commission (the “SEC”) and will distribute to preference shareholders (the “Information Statement”). Specifically, holders of Preference Shares of each series will receive, for each Preference Share held, three Common Shares with the value of each Preference Share so exchanged being equal to three times the price that is the lower of: (i) the closing price of the Common Shares (as reflected on Nasdaq.com) immediately preceding the date of the Exchange; and (ii) the average closing price of the Common Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the date of the Exchange. As a result of the Exchange, the Preference Shares will no longer trade on the New York Stock Exchange, and no Preference Shares will be issued or outstanding. All rights of the former holders related to ownership of the Preference Shares will terminate.
Upon completion of the Exchange, it is expected that Maiden Reinsurance will own approximately 29% of the Common Shares as of the date of the Exchange as described above, which Common Shares will be eliminated for accounting and financial reporting purposes on the Company’s consolidated financial statements. Maiden Reinsurance’s voting power with respect to its Common Shares will be capped at 9.5% under the terms of the bye-laws of the Company.
The Exchange and the ownership of the Common Shares by Maiden Reinsurance is being made in compliance with Maiden Reinsurance’s investment policy which has been approved by the Vermont Department of Financial Regulation.

As a result of the Exchange, Maiden estimates that its book value per Common Share will increase by approximately $0.82 per Common Share, subject to the determination of the final value of the Preference Shares and the exchange price of the Common Shares. Maiden expects to complete the transaction on or before December 31, 2022 and will notify holders of the exchange date when determined.
Commutation of French Hospital Liability business
Effective July 1, 2022, Maiden Reinsurance and AmTrust International Underwriters DAC (“AIU DAC”) entered into an agreement (“Commutation Agreement”) which provided for AIU DAC to assume all reserves ceded by AIU DAC to Maiden Reinsurance with respect to AIU DAC’s French Medical Malpractice exposures for underwriting years 2012 through 2018 reinsured by Maiden Reinsurance under the European Hospital Liability Quota Share. In accordance with the Commutation Agreement, Maiden Reinsurance paid $31.3 million (€29.4 million) to AIU DAC, which is the sum of net ceded reserves of $27.6 million (€26.0 million) and an agreed exit cost of $3.7 million (€3.4 million). As a result of the Commutation Agreement, Maiden Reinsurance reduced its exposure to AmTrust’s Hospital Liability business, however, it continues to have exposure to Italian medical malpractice liabilities under the European Hospital Liability Quota Share.
Consolidated Results for the Quarter Ended September 30, 2022
Net loss attributable to Maiden common shareholders for the three months ended September 30, 2022 was $8.2 million compared to net income of $2.9 million for the same period in 2021. The net income for the three months ended September 30, 2021 included a gain from repurchase of our preference shares of $6.0 million. The Company did not repurchase any preference shares in the three months ended September 30, 2022; excluding the gain from repurchase of our preference shares, our net loss was $8.2 million for the three months ended September 30, 2022 compared to a net loss of $3.1 million for the same period in 2021 largely due to the following factors:
•underwriting loss(4) of $12.6 million in the third quarter of 2022 compared to underwriting loss of $3.6 million in the same period in 2021. The decrease in underwriting results was largely due to:
•adverse prior year loss development of $0.8 million in the third quarter of 2022 compared to favorable prior year loss development of $5.4 million during the same period in 2021;
•on a current accident year basis, underwriting loss of $11.8 million for the three months ended September 30, 2022 compared to an underwriting loss of $9.0 million for the same period in 2021 largely due to the exit cost of $3.7 million for the Commutation Agreement in the AmTrust Reinsurance segment.
•total income from investment activities was $4.7 million for the three months ended September 30, 2022 compared to $5.7 million for the same period in 2021 which was comprised of:
•net investment income of $6.6 million for the three months ended September 30, 2022 compared to $7.5 million for the same period in 2021;
•net realized and unrealized investment losses of $1.6 million for the three months ended September 30, 2022 compared to net realized and unrealized investment losses of $0.9 million for the same period in 2021; and
•interest in loss of equity method investments of $0.4 million for the three months ended September 30, 2022 compared to loss of $0.8 million for the same period in 2021.
The decrease in our results was partially offset by the following:
•corporate general and administrative expenses decreased to $4.1 million for the three months ended September 30, 2022 compared to $4.7 million for the same period in 2021; and
•foreign exchange and other gains increased to $8.6 million during the three months ended September 30, 2022, compared to foreign exchange and other gains of $4.1 million for the same period in 2021.
Net premiums written for the three months ended September 30, 2022 were $5.2 million compared to $7.0 million for the same period in 2021. Net premiums written in the Diversified Reinsurance segment increased by $0.2 million for the three months ended September 30, 2022 compared to the same period in 2021 largely due to direct gross premiums written by wholly owned Swedish subsidiaries Maiden Life Försäkrings AB ("Maiden LF") and Maiden General Försäkrings AB ("Maiden GF") which increased by $0.8 million or 14.9% during the three months ended September 30, 2022, compared to the same period in 2021. Negative premium adjustments of $0.8 million in the AmTrust Reinsurance segment for the three months ended September 30, 2022 compared to written premiums of $1.1 million for the same period in 2021.
Net premiums earned decreased by $2.8 million or 18.5% for the three months ended September 30, 2022 compared to the same period in 2021 primarily due to the combined impact of the terminated quota share contracts in the AmTrust Reinsurance segment and due to run-off of the German Auto programs produced by our IIS unit in the Diversified Reinsurance segment.
Net investment income decreased by $0.8 million or 11.2% for the three months ended September 30, 2022 compared to the same period in 2021, primarily due to a decline in average aggregate fixed income assets of 26.0% from the cessation of active reinsurance underwriting on prospective risks since January 1, 2019, which caused significant negative operating cash flows as we continue to run-off our existing reinsurance liabilities. There was an increase in annualized average book yields from fixed income assets to 2.2% for the three months ended September 30, 2022 compared to 1.9% for the same period in 2021.
Net realized and unrealized investment losses for the three months ended September 30, 2022 were $1.6 million compared to $0.9 million for the same period in 2021. Net realized investment losses for the three months ended September 30, 2022 and 2021 reflect sales of corporate bonds for settlement of claim payments to AmTrust during a rising interest rate environment.
Net loss and LAE increased by $6.9 million during the three months ended September 30, 2022 compared to the same period in 2021. Net loss and LAE for the third quarter of 2022 was impacted by net adverse prior year reserve development of $0.8 million compared to net favorable prior year reserve development of $5.4 million during the third quarter of 2021 primarily within the AmTrust Reinsurance segment in both respective periods.
Commission and other acquisition expenses decreased by $0.9 million or 14.5% for the three months ended September 30, 2022, compared to the same period in 2021 due to significantly lower earned premiums in the AmTrust Reinsurance segment.
Total general and administrative expenses decreased by $0.2 million, or 2.4% for the three months ended September 30, 2022, compared to the same period in 2021 due to lower professional fees incurred.

Consolidated Results for the Nine Months Ended September 30, 2022
Net income available to Maiden common shareholders for the nine months ended September 30, 2022 was $19.2 million compared to $101.4 million for the same period in 2021. The net decrease in results for the nine months ended September 30, 2022 compared to the same period in 2021 was primarily due to lower gains in 2022 from the repurchase of our preference shares which were $28.2 million for the nine months ended September 30, 2022 compared to $87.2 million for the same period in 2021. Excluding the gain from repurchase of our preference shares, net loss was $9.0 million for the nine months ended September 30, 2022 compared to net income of $14.3 million for the same period in 2021 largely due to the following factors:
•underwriting loss(4) of $19.4 million in the nine months ended September 30, 2022 compared to underwriting income of $6.4 million in the same period in 2021. The decrease in underwriting results was primarily due to:
•lower favorable prior year loss development of $5.5 million for the nine months ended September 30, 2022 compared to favorable prior year loss development of $23.7 million during the same period in 2021;
•on a current accident year basis, an underwriting loss of $24.9 million for the nine months ended September 30, 2022 compared to an underwriting loss of $17.3 million for the same period in 2021 primarily due to results within the AmTrust Reinsurance segment as discussed below:
◦significantly higher than expected negative premium adjustments in the AmTrust Reinsurance segment related to adjustments for estimated surcharges on Workers' Compensation policies and inuring AmTrust reinsurance for certain programs in Specialty Risk and Extended Warranty cessions (collectively the "AmTrust Cession Adjustments"), net of commission and loss adjustments, contributed an underwriting loss of $5.1 million to our reported results during the nine months ended September 30, 2022; and
◦the exit cost of $3.7 million for the Commutation Agreement in the AmTrust Reinsurance segment.
•total income from investment activities was $21.6 million for the nine months ended September 30, 2022 compared to $37.5 million for the same period in 2021 which was comprised of:
•net investment income decreased to $20.9 million for the nine months ended September 30, 2022 compared to $24.6 million for the same period in 2021 due to the decline in average fixed income assets of 29.0%;
•net realized and unrealized investment gains decreased to $2.8 million for the nine months ended September 30, 2022 compared to $8.0 million for the same period in 2021; and
•interest in loss of equity method investments of $2.1 million for the nine months ended September 30, 2022 compared to interest in income of equity method investments of $4.9 million for the same period in 2021.
•corporate general and administrative expenses decreased to $15.4 million for the nine months ended September 30, 2022 compared to $21.6 million for the same period in 2021 due to lower payroll and equity-based incentive compensation costs for employees and lower professional fees incurred; and
•foreign exchange and other gains increased to $19.1 million for the nine months ended September 30, 2022 compared to foreign exchange and other gains of $6.1 million for the same period in 2021.
Net premiums written for the nine months ended September 30, 2022 were $(1.9) million compared to $7.5 million for the same period in 2021. Net premiums written in the Diversified Reinsurance segment increased by $6.0 million for the nine months ended September 30, 2022 compared to the same period in 2021 due to the prior year return of unearned premiums written in German Auto quota share reinsurance contract which went into run-off on January 1, 2021. Direct gross premiums written by Maiden LF and Maiden GF increased by $1.2 million or 7.4% during the nine months ended September 30, 2022, compared to the same period in 2021. Negative premium adjustments of $15.8 million from the AmTrust Cession Adjustments were the principal factor which resulted in $(18.5) million in net premiums written in the AmTrust Reinsurance segment in the nine months ended September 30, 2022 compared to $(3.1) million for the same period in 2021.
Net premiums earned decreased by $16.3 million or 40.6% for the nine months ended September 30, 2022 compared to the same period in 2021 primarily due to the AmTrust Cession Adjustments which produced negative earned premiums of $15.8 million in the AmTrust Reinsurance segment.
Net investment income decreased by $3.7 million or 15.1% for the nine months ended September 30, 2022 compared to the same period in 2021, primarily due to the decline in average aggregate fixed income assets of 29.0% in the same period. The decline in fixed income assets is due to the cessation of active reinsurance underwriting on prospective risks since January 1, 2019, which is responsible for significant negative operating cash flows as we continue to run-off our existing reinsurance liabilities. The Company's investment portfolio experienced an increase in annualized average book yields from fixed income assets to 2.0% for the nine months ended September 30, 2022 compared to 1.9% for the same period in 2021.

Net realized and unrealized investment gains for the nine months ended September 30, 2022 were $2.8 million compared to $8.0 million for the same period in 2021. Net realized and unrealized investment gains for the nine months ended September 30, 2022 and 2021 included the recognition of $3.7 million and $0.9 million, respectively, in unrealized gains related to investments in Insurtech start-up companies. Net realized investment gains for the nine months ended September 30, 2022 and 2021 also reflect sales of corporate bonds for the settlement of claim payments to AmTrust.
Net loss and LAE increased by $14.5 million during the nine months ended September 30, 2022 compared to the same period in 2021. Net loss and LAE for the nine months ended September 30, 2022 was impacted by lower net favorable prior year reserve development of $5.5 million compared to net favorable prior year reserve development of $23.7 million during the same period in 2021 primarily within the AmTrust Reinsurance segment in both respective periods.
Commission and other acquisition expenses decreased by $6.3 million or 33.1% for the nine months ended September 30, 2022, compared to the same period in 2021 largely due to negative earned premiums in the AmTrust Reinsurance segment which reduced commission costs related to the AmTrust Cession Adjustments by $5.4 million.
Total general and administrative expenses decreased by $4.9 million, or 16.5% for the nine months ended September 30, 2022, compared to the same period in 2021 primarily due to lower payroll and equity-based incentive staff compensation costs and lower regulatory and professional fees incurred.
Operating Results for the three and nine months ended September 30, 2022
In addition to other adjustments, management adjusted the GAAP net income and underwriting results by excluding incurred losses and LAE covered by the Loss Portfolio Transfer and Adverse Development Cover Agreement ("LPT/ADC Agreement") with Cavello Bay Reinsurance Ltd. ("Cavello"), a subsidiary of Enstar Group Limited. Such losses are fully recoverable from Cavello, and therefore adjusting for these losses shows the ultimate economic benefit of the LPT/ADC Agreement to Maiden.
Non-GAAP operating loss was $21.1 million or $0.24 per diluted common share for the third quarter of 2022 compared to non-GAAP operating loss of $3.1 million or $0.04 per diluted common share for the third quarter of 2021. Adjusted to include net realized and unrealized investment losses and an interest in loss of equity method investments which are recurring parts of investment results with the Company’s underwriting activities in run-off, the non-GAAP operating loss was $23.0 million or $0.26 per diluted common share for the third quarter of 2022, compared to a non-GAAP operating loss of $4.9 million or $0.06 per diluted common share for the third quarter of 2021.
Non-GAAP operating loss was $11.4 million or $0.13 per diluted common share for the nine months ended September 30, 2022 compared to non-GAAP operating earnings of $58.1 million or $0.67 per diluted common share for the same period in 2021. Adjusted to include net realized and unrealized investment gains and an interest in loss or income of equity method investments which are recurring parts of investment results with the Company’s underwriting activities in run-off, the non-GAAP operating loss was $10.7 million or $0.12 per diluted common share for the nine months ended September 30, 2022, compared to non-GAAP operating earnings of $71.1 million or $0.82 per diluted common share for the same period in 2021.
Similar to the reported GAAP results, the reduction in non-GAAP operating results for the three and nine months ended September 30, 2022 compared to the same respective periods in 2021 primarily reflect lower gains from the repurchase of preference shares as the Company did not repurchase any preference shares in the three months ended September 30, 2022. There were gains of $28.2 million recognized in the nine months ended September 30, 2022, compared to $6.0 million and $87.2 million for the three and nine months ended September 30, 2021.
The unamortized deferred gain on retroactive reinsurance under the LPT/ADC Agreement with Cavello was $35.1 million as of September 30, 2022, a decrease of $10.7 million compared to $45.9 million at December 31, 2021. The decrease in the unamortized deferred gain under the LPT/ADC Agreement for the nine months ended September 30, 2022 is attributable to $10.7 million in loss and LAE recognized as favorable loss development in the Company’s GAAP income statement that was covered by the LPT/ADC Agreement.
Adjusted for favorable loss development covered by the LPT/ADC Agreement of $6.3 million and $10.7 million during the three and nine months ended September 30, 2022, respectively, the non-GAAP underwriting loss(9) was $18.9 million and $30.1 million, respectively. This compared to a non-GAAP underwriting loss of $7.3 million and $17.9 million, respectively, when adjusted for favorable loss development covered by the LPT/ADC Agreement of $3.6 million and $24.3 million during the three and nine months ended September 30, 2021, respectively.
For the three and nine months ended September 30, 2022, our non-GAAP operating loss included underwriting results for business not covered by the LPT/ADC Agreement, specifically the European Hospital Liability business and run-off of the AmTrust Reinsurance segment.
In addition, the Company estimates that it incurred operating expenses of $0.5 million and $1.2 million during the three and nine months ended September 30, 2022, respectively, which it believes will not recur in future periods.

Please refer to the Non-GAAP Financial Measures tables in this release for additional information on these non-GAAP financial measures and reconciliation of these measures to the appropriate GAAP measures.
Quarterly Report on Form 10-Q for Period Ended September 30, 2022 and Other Financial Matters
The Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2022 was filed with the U.S. Securities and Exchange Commission on November 9, 2022. Additional information on the matters reported in this news release along with other required disclosures can be found in that filing.
Total assets were $2.0 billion at September 30, 2022 compared to $2.3 billion at December 31, 2021. Shareholders' equity was $327.4 million at September 30, 2022 compared to $384.3 million at December 31, 2021. Adjusted shareholders' equity(2) was $362.5 million at September 30, 2022 compared to $434.2 million at December 31, 2021, which reflects the unamortized deferred gain under the LPT/ADC Agreement of $35.1 million at September 30, 2022 and $45.9 million at December 31, 2021. Adjusted shareholders' equity for December 31, 2021 also included a $4.1 million addition to reflect the equity accounting related to the fair value of certain hedged liabilities in an equity method investment in a limited partnership investment held by the Company wherein the ultimate realizable value of the asset supporting the hedged liabilities was not recognized at fair value until it was sold at a realized gain in the first quarter of 2022.
Effective October 1, 2021, GLS completed its first loss portfolio transfer transaction which included an adverse development cover. GLS continues to write additional retroactive reinsurance transactions consistent with its business plan. As of September 30, 2022, GLS and its subsidiaries have insurance related liabilities that it assumed through retroactive reinsurance contracts of $29.5 million which included total reserves of $16.3 million, derivative liability on retroactive reinsurance of $9.0 million, and deferred gains on retroactive reinsurance of $4.1 million. In addition to producing returns that exceed the target cost of capital, we expect business produced through GLS to further enhance our ability to pursue the asset and capital management pillars of our business strategy.
The Company's wholly owned subsidiary, Maiden Holdings North America, Ltd., holds net operating loss carryforwards ("NOLs") which were $262.1 million as of September 30, 2022. These NOLs, in combination with additional net deferred tax assets primarily related to our insurance liabilities, result in a net deferred tax asset (before valuation allowance) of $120.8 million or $1.39 per common share as of September 30, 2022. These net deferred tax assets are not presently recognized on the Company’s balance sheet as a full valuation allowance is carried against them.
The Company no longer presents certain non-GAAP measures such as combined ratio and its related components in its news release or its quarterly reports, as it believes that as the run-off of its reinsurance portfolios progresses, such ratios are increasingly not meaningful and of less value to readers as they evaluate our financial results.
Quarterly Dividends
The Company's Board of Directors did not authorize any quarterly dividends related to either its common shares or any series of its preference shares.
About Maiden Holdings, Ltd.
Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Maiden creates shareholder value by actively managing and allocating our assets and capital, including through ownership and management of businesses and assets mostly in the insurance and related financial services industries where we can leverage our deep knowledge of those markets. Maiden also provides a full range of legacy services to small insurance companies, particularly those in run-off or with blocks of reserves that are no longer core, working with clients to develop and implement finality solutions including acquiring entire companies that enable our clients to meet their capital and risk management objectives.
(1)(2)(4)(5)(9) Please refer to the Non-GAAP Financial Measures tables for additional information on these non-GAAP financial measures and reconciliation of these measures to GAAP measures.

Special Note about Forward Looking Statements

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results and the assumptions upon which those statements are based are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include general statements both with respect to the Company and the insurance industry and generally are identified with the words "anticipate", "believe", "expect", "predict", "estimate", "intend", "plan", "project", "seek", "potential", "possible", "could", "might", "may", "should", "will", "would", "will be", "will continue", "will likely result" and similar expressions. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by the Company or any other person that the Company’s objectives or plans or other matters described in any forward-looking statement will be achieved. These statements are based on current plans, estimates, assumptions and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore, you should not place undue reliance on them. Important factors that could cause actual results to differ materially from those in such forward-looking statements are set forth in Item 1A "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Circumstances caused by the COVID-19 pandemic are complex, uncertain and rapidly evolving. We therefore may not be able to accurately predict the longer-term effects that the COVID-19 pandemic may have on our financial condition or results of operations. To the extent the COVID-19 pandemic adversely affects our financial condition or results of operations, it may also heighten additional risks described in "Part I, Item 1A, Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2021.
The Company cautions that the list of important risk factors in its Annual Report on Form 10-K for the year ended December 31, 2021 is not intended to be and is not exhaustive. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law, and all subsequent written and oral forward-looking statements attributable to the Company or individuals acting on the Company’s behalf are expressly qualified in their entirety by this paragraph. If one or more risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from what was projected. Any forward-looking statements in this press release reflect the Company’s current view with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the Company’s operations, results of operations, growth, strategy and liquidity. Readers are cautioned not to place undue reliance on the forward-looking statements which speak only as of the dates of the documents in which such statements were made.
Any discrepancies between the amounts included in the results of operations discussion and the consolidated financial statement tables are due to rounding.

CONTACT:

Sard Verbinnen & Co.
Maiden-SVC@sardverb.com

MAIDEN HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data)

	September 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
ASSETS
Investments:
Fixed maturities, available-for-sale, at fair value (amortized cost 2022 - $432,314; 2021 - $595,344)	$371,973	$597,145
Equity securities, at fair value	42,600	24,003
Equity method investments	80,165	83,742
Other investments	140,804	117,722
Total investments	635,542	822,612
Cash and cash equivalents	24,376	26,668
Restricted cash and cash equivalents	48,122	39,419
Accrued investment income	4,655	5,695
Reinsurance balances receivable, net	12,368	19,507
Reinsurance recoverable on unpaid losses	547,975	562,845
Loan to related party	167,975	167,975
Deferred commission and other acquisition expenses, net	27,295	36,703
Funds withheld receivable	516,589	636,412
Other assets	4,717	4,774
Total assets	$1,989,614	$2,322,610
LIABILITIES
Reserve for loss and loss adjustment expenses	$1,146,084	$1,489,373
Unearned premiums	73,760	100,131
Deferred gain on retroactive reinsurance	39,270	48,960
Accrued expenses and other liabilities	147,591	44,542
Senior notes - principal amount	262,500	262,500
Less: unamortized debt issuance costs	6,984	7,153
Senior notes, net	255,516	255,347
Total liabilities	1,662,221	1,938,353
Commitments and Contingencies
EQUITY
Preference shares	119,672	159,210
Common shares	934	923
Additional paid-in capital	772,474	768,650
Accumulated other comprehensive loss	(51,553)	(12,215)
Accumulated deficit	(479,109)	(498,295)
Treasury shares, at cost	(35,025)	(34,016)
Total Equity	327,393	384,257
Total Liabilities and Equity	$1,989,614	$2,322,610

Book value per common share(1)	$2.38	$2.60

Common shares outstanding	87,161,499	86,467,242

MAIDEN HOLDINGS, LTD.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Gross premiums written	$5,380	$6,821	$(1,451)	$7,865
Net premiums written	$5,222	$6,953	$(1,915)	$7,518
Change in unearned premiums	7,029	8,077	25,731	32,588
Net premiums earned	12,251	15,030	23,816	40,106
Other insurance revenue	368	138	888	946
Net investment income	6,637	7,477	20,871	24,596
Net realized and unrealized investment (losses) gains	(1,572)	(937)	2,848	8,013
Total revenues	17,684	21,708	48,423	73,661
Expenses:
Net loss and loss adjustment expenses	17,426	10,514	22,017	7,546
Commission and other acquisition expenses	5,398	6,313	12,811	19,154
General and administrative expenses	6,491	6,650	24,671	29,553
Total expenses	29,315	23,477	59,499	56,253
Other expenses
Interest and amortization expenses	4,833	4,832	14,498	14,495
Foreign exchange and other gains	(8,586)	(4,116)	(19,121)	(6,070)
Total other expenses	(3,753)	716	(4,623)	8,425
(Loss) income before income taxes	(7,878)	(2,485)	(6,453)	8,983
Less: Income tax (benefit) expense	(91)	(155)	451	(363)
Interest in (loss) income of equity method investments	(373)	(810)	(2,143)	4,912
Net (loss) income	(8,160)	(3,140)	(9,047)	14,258
Gain from repurchase of preference shares	—	6,004	28,233	87,168
Net (loss) income available to Maiden common shareholders	$(8,160)	$2,864	$19,186	$101,426
Basic and diluted (loss) earnings per share available to Maiden common shareholders	$(0.09)	$0.03	$0.22	$1.17
Annualized return on average common equity	(14.8)%	5.2%	11.9%	77.7%
Weighted average number of common shares - basic	87,161,499	86,433,780	86,935,823	85,937,012
Adjusted weighted average number of common shares and assumed conversions - diluted(10)	87,161,499	86,438,232	86,937,552	85,941,418

MAIDEN HOLDINGS, LTD.
SUPPLEMENTAL FINANCIAL DATA - SEGMENT INFORMATION (Unaudited)
(in thousands of U.S. dollars)

For the Three Months Ended September 30, 2022	Diversified Reinsurance	AmTrust Reinsurance	Total
Gross premiums written	$6,185	$(805)	$5,380
Net premiums written	$6,027	$(805)	$5,222
Net premiums earned	$6,932	$5,319	$12,251
Other insurance revenue	368	—	368
Net loss and loss adjustment expenses ("loss and LAE")	(1,965)	(15,461)	(17,426)
Commission and other acquisition expenses	(3,394)	(2,004)	(5,398)
General and administrative expenses(3)	(1,901)	(521)	(2,422)
Underwriting income (loss) (4)	$40	$(12,667)	(12,627)
Reconciliation to net loss
Net investment income and net realized and unrealized investment losses			5,065
Interest and amortization expenses			(4,833)
Foreign exchange and other gains, net			8,586
Other general and administrative expenses(3)			(4,069)
Income tax benefit			91
Interest in loss of equity method investments			(373)
Net loss			$(8,160)

For the Three Months Ended September 30, 2021	Diversified Reinsurance	AmTrust Reinsurance	Total
Gross premiums written	$5,684	$1,137	$6,821
Net premiums written	$5,816	$1,137	$6,953
Net premiums earned	$7,521	$7,509	$15,030
Other insurance revenue	138	—	138
Net loss and LAE	(554)	(9,960)	(10,514)
Commission and other acquisition expenses	(3,461)	(2,852)	(6,313)
General and administrative expenses(3)	(1,583)	(407)	(1,990)
Underwriting income (loss)(4)	$2,061	$(5,710)	(3,649)
Reconciliation to net loss
Net investment income and net realized and unrealized investment losses			6,540
Interest and amortization expenses			(4,832)
Foreign exchange and other gains, net			4,116
Other general and administrative expenses(3)			(4,660)
Income tax benefit			155
Interest in loss of equity method investments			(810)
Net loss			$(3,140)

MAIDEN HOLDINGS, LTD.
SUPPLEMENTAL FINANCIAL DATA - SEGMENT INFORMATION (Unaudited)
(in thousands of U.S. dollars)

For the Nine Months Ended September 30, 2022	Diversified Reinsurance	AmTrust Reinsurance	Total
Gross premiums written	$17,069	$(18,520)	$(1,451)
Net premiums written	$16,605	$(18,520)	$(1,915)
Net premiums earned	$20,012	$3,804	$23,816
Other insurance revenue	888	—	888
Net loss and LAE	(2,945)	(19,072)	(22,017)
Commission and other acquisition expenses	(10,684)	(2,127)	(12,811)
General and administrative expenses	(7,007)	(2,281)	(9,288)
Underwriting income (loss)	$264	$(19,676)	(19,412)
Reconciliation to net loss
Net investment income and net realized and unrealized investment gains			23,719
Interest and amortization expenses			(14,498)
Foreign exchange and other gains, net			19,121
Other general and administrative expenses			(15,383)
Income tax expense			(451)
Interest in loss from equity method investments			(2,143)
Net loss			$(9,047)

For the Nine Months Ended September 30, 2021	Diversified Reinsurance	AmTrust Reinsurance	Total
Gross premiums written	$10,947	$(3,082)	$7,865
Net premiums written	$10,600	$(3,082)	$7,518
Net premiums earned	$20,723	$19,383	$40,106
Other insurance revenue	946	—	946
Net loss and LAE	(3,216)	(4,330)	(7,546)
Commission and other acquisition expenses	(11,668)	(7,486)	(19,154)
General and administrative expenses	(6,190)	(1,785)	(7,975)
Underwriting income	$595	$5,782	6,377
Reconciliation to net income
Net investment income and net realized and unrealized investment gains			32,609
Interest and amortization expenses			(14,495)
Foreign exchange and other gains, net			6,070
Other general and administrative expenses			(21,578)
Income tax benefit			363
Interest in income from equity method investments			4,912
Net income			$14,258

MAIDEN HOLDINGS, LTD.
NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Non-GAAP operating (loss) earnings(5)	$(21,060)	$(3,114)	$(11,362)	$58,135
Non-GAAP basic and diluted operating (loss) earnings per common share available to Maiden common shareholders(5)	$(0.24)	$(0.04)	$(0.13)	$0.67
Annualized non-GAAP operating return on average adjusted common equity(6)	(32.6)%	(4.5)%	(5.9)%	32.3%
Reconciliation of net (loss) income available to Maiden common shareholders to non-GAAP operating (loss) earnings:
Net (loss) income available to Maiden common shareholders	$(8,160)	$2,864	$19,186	$101,426
Add (subtract):
Net realized and unrealized investment losses (gains)	1,572	937	(2,848)	(8,013)
Foreign exchange and other gains	(8,586)	(4,116)	(19,121)	(6,070)
Interest in loss (income) of equity method investments	373	810	2,143	(4,912)
Decrease in deferred gain on retroactive reinsurance under the LPT/ADC Agreement	(6,259)	(3,609)	(10,722)	(24,296)
Non-GAAP operating (loss) earnings (5)	$(21,060)	$(3,114)	$(11,362)	$58,135
Weighted average number of common shares - basic	87,161,499	86,433,780	86,935,823	85,937,012
Adjusted weighted average number of common shares and assumed conversions - diluted	87,161,499	86,433,780	86,935,823	85,941,418
Reconciliation of diluted (loss) earnings per share available to Maiden common shareholders to non-GAAP diluted operating (loss) earnings per share available to Maiden common shareholders:
Diluted (loss) earnings per share available to Maiden common shareholders	$(0.09)	$0.03	$0.22	$1.17
Add (subtract):
Net realized and unrealized investment losses (gains)	0.02	0.01	(0.03)	(0.09)
Foreign exchange and other gains	(0.10)	(0.05)	(0.22)	(0.07)
Interest in loss (income) of equity method investments	—	0.01	0.02	(0.06)
Decrease in deferred gain on retroactive reinsurance under the LPT/ADC Agreement	(0.07)	(0.04)	(0.12)	(0.28)
Non-GAAP diluted operating (loss) earnings per share available to Maiden common shareholders	$(0.24)	$(0.04)	$(0.13)	$0.67
Non-GAAP Underwriting Results and Non-GAAP Net Loss and LAE
Gross premiums written	$5,380	$6,821	$(1,451)	$7,865
Net premiums written	$5,222	$6,953	$(1,915)	$7,518
Net premiums earned	$12,251	$15,030	$23,816	$40,106
Other insurance revenue	368	138	888	946
Non-GAAP net loss and LAE(9)	(23,685)	(14,123)	(32,739)	(31,842)
Commission and other acquisition expenses	(5,398)	(6,313)	(12,811)	(19,154)
General and administrative expenses(3)	(2,422)	(1,990)	(9,288)	(7,975)
Non-GAAP underwriting loss(9)	$(18,886)	$(7,258)	$(30,134)	$(17,919)

Net loss and LAE	$17,426	$10,514	$22,017	$7,546
Less: favorable prior year loss development subject to LPT/ADC Agreement	(6,259)	(3,609)	(10,722)	(24,296)
Non-GAAP net loss and LAE(9)	$23,685	$14,123	$32,739	$31,842

MAIDEN HOLDINGS, LTD.
NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of U.S. dollars, except share and per share data)

	September 30, 2022	December 31, 2021
Investable assets:
Total investments	$635,542	$822,612
Cash and cash equivalents	24,376	26,668
Restricted cash and cash equivalents	48,122	39,419
Loan to related party	167,975	167,975
Funds withheld receivable	516,589	636,412
Total investable assets(7)	$1,392,604	$1,693,086

Capital:
Preference shares	$119,672	$159,210
Common shareholders' equity	207,721	225,047
Total shareholders' equity	327,393	384,257
2016 Senior Notes	110,000	110,000
2013 Senior Notes	152,500	152,500
Total capital resources(8)	$589,893	$646,757

Reconciliation of total shareholders' equity to adjusted shareholders' equity:
Total Shareholders’ Equity	$327,393	$384,257
LP Investment Adjustment	—	4,083
Unamortized deferred gain on LPT/ADC Agreement	35,138	45,860
Adjusted shareholders' equity(2)	$362,531	$434,200

Reconciliation of book value per common share to adjusted book value per common share:
Book value per common share	$2.38	$2.60
LP Investment Adjustment	—	0.05
Unamortized deferred gain on LPT/ADC Agreement	0.41	0.53
Adjusted book value per common share(2)	$2.79	$3.18

(1) Book value per common share is calculated using common shareholders’ equity (shareholders' equity excluding the aggregate liquidation value of our preference shares) divided by the number of common shares outstanding. Management uses growth in this metric as a prime measure of the value we are generating for our common shareholders, because management believes that growth in this metric ultimately results in growth in the Company’s common share price. This metric is impacted by the Company’s net income and external factors, such as interest rates, which can drive changes in unrealized gains or losses on our investment portfolio, as well as share repurchases.

(2) Adjusted Total Shareholders' Equity and Adjusted Book Value per Common Share: Management has adjusted GAAP shareholders' equity by adding the following items: 1) the unamortized deferred gain on retroactive reinsurance arising from the LPT/ADC Agreement; and 2) an adjustment which reflects the equity method accounting related to the fair value of certain hedged liabilities within an equity method investment in a limited partnership held by the Company wherein the ultimate realizable value of the asset supporting the hedged liabilities cannot currently be recognized at fair value. As a result, by virtue of this adjustment, management has also computed the Adjusted Book Value per Common Share. The deferred gain on retroactive reinsurance represents amounts estimated to be fully recoverable from Cavello and management believes adjusting for this shows the ultimate economic benefit of the LPT/ADC Agreement. The LP Investment Adjustment reflects the fair value of the assets not presently able to be recognized currently. We believe reflecting the economic benefit of both items is helpful to understand future trends in our operations, which will improve the Company's shareholders' equity over the settlement or contract periods, respectively.

(3) Underwriting related general and administrative expenses is a non-GAAP measure and includes expenses which are segregated for analytical purposes as a component of underwriting income (loss).

(4) Underwriting income or loss is a non-GAAP measure and is calculated as net premiums earned plus other insurance revenue less net loss and LAE, commission and other acquisition expenses and general and administrative expenses directly related to underwriting activities. For purposes of these non-GAAP operating measures, the fee-generating business, which is included in our Diversified Reinsurance segment, is considered part of the underwriting operations of the Company. Management believes that this measure is important in evaluating the underwriting performance of the Company and its segments. This measure is also a useful tool to measure the profitability of the Company separately from the investment results and is also a widely used performance indicator in the insurance industry.

(5) Non-GAAP operating earnings and non-GAAP basic and diluted operating earnings per common share are non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, foreign exchange and other gains and losses, interest in income of equity method investment, and (favorable) adverse prior year loss development subject to LPT/ADC Agreement and should not be considered as an alternative to net income. The Company's management believes that the use of non-GAAP operating earnings and non-GAAP diluted operating earnings per common share enables investors and other users of the Company’s financial information to analyze its performance in a manner similar to how management analyzes performance. Management also believes that these measures generally follow industry practice therefore allowing the users of financial information to compare the Company’s performance with its industry peer group, and that the equity analysts and certain rating agencies which follow the Company, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons. Non-GAAP operating earnings should not be viewed as a substitute for U.S. GAAP net income.

(6) Non-GAAP operating return on average adjusted common equity is a non-GAAP financial measure. Management uses non-GAAP operating return on average adjusted common shareholders' equity as a measure of profitability that focuses on the return to common shareholders. It is calculated using non-GAAP operating earnings divided by average adjusted common shareholders' equity adjusted for the deferred gain on LPT/ADC Agreement and LP Investment Adjustment.

(7) Investable assets are the total of the Company's investments, cash and cash equivalents, loan to a related party and funds withheld receivable.

(8) Total capital resources are the sum of the Company's principal amount of debt and shareholders' equity.

(9) Non-GAAP net loss and LAE and Non-GAAP underwriting income (loss): Management has further adjusted the net loss and LAE and underwriting income (loss) (as defined above) by recognizing into income the (favorable) adverse prior year loss development subject to LPT/ADC Agreement relating to losses subject to that agreement. The deferred gain represents amounts estimated to be fully recoverable from Cavello and management believes adjusting for this shows the ultimate economic benefit of the LPT/ADC Agreement on Maiden's underwriting income (loss). Management believes reflecting the economic benefit of this retroactive reinsurance agreement is helpful for understanding future trends in our operations.

(10) During a period of net loss, the basic weighted average common shares outstanding is used in the denominator of the diluted loss per common share computation as the effect of including potential dilutive shares would be anti-dilutive.

Exhibit 99.2

PRESS RELEASE

Maiden Holdings, Ltd. Releases
Third Quarter 2022 Financial Results

PEMBROKE, Bermuda, November 9, 2022 (GLOBE NEWSWIRE) -- Maiden Holdings, Ltd. (NASDAQ:MHLD) ("Maiden") has released its third quarter 2022 financial results via its investor relations website. Concurrent with releasing its results, Maiden also published an investor update presentation. Both documents are posted at https://www.maiden.bm/investor_relations.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Maiden creates shareholder value by actively managing and allocating our assets and capital, including through ownership and management of businesses and assets mostly in the insurance and related financial services industries where we can leverage our deep knowledge of those markets. Maiden also provides a full range of legacy services to small insurance companies, particularly those in run-off or with blocks of reserves that are no longer core, working with clients to develop and implement finality solutions including acquiring entire companies that enable our clients to meet their capital and risk management objectives.